                           OFFER TO PURCHASE FOR CASH

          UP TO 10,678,792 OUTSTANDING SHARES OF SERIES A COMMON STOCK
                                       OF

                             THE PRESLEY COMPANIES
                                       AT

                              $0.655 NET PER SHARE
                                       BY

                                  WILLIAM LYON
                                      AND

                                WILLIAM H. LYON

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 5, 1999, UNLESS THE OFFER IS EXTENDED. WILLIAM LYON AND WILLIAM H. LYON (COLLECTIVELY, THE "PURCHASERS") HAVE AGREED, UNDER CERTAIN CIRCUMSTANCES AND SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER, TO EXTEND THE OFFER FROM TIME TO TIME UNTIL THE CLOSING OF THE ACQUISITION (AS DEFINED IN THE OFFER TO PURCHASE).

                                                                 October 7, 1999

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase, dated October 7, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the offer by William Lyon, an individual, and William H. Lyon, an individual (together, the "Purchasers"), to purchase up to 10,678,792 outstanding shares (subject to adjustment as described in the Offer to Purchase) of Series A Common Stock, par value $.01 per share (the "Series A Shares"), of The Presley Companies, a Delaware corporation (the "Company"), at a price of $0.655 per Series A Share, net to the tendering stockholder in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase. THIS MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SERIES A SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. A TENDER OF SUCH SERIES A SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SERIES A SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Series A Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is directed to the following:

          1. The Offer is being made for up to 10,678,792 outstanding Series A Shares (subject to adjustment as described in the Offer to Purchase). In the event that more than 10,678,972 Series A Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), the Purchasers will accept for payment, and thereby purchase, Series A Shares on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional shares) upon the terms and subject to the conditions of the Offer.

          2. The Offer Price is $0.655 per Series A Share, net to the tendering stockholder in cash, without interest thereon.

          3. The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, November 5, 1999, unless the Offer is extended. The Purchasers have agreed, under certain circumstances and subject to the terms and conditions of the Offer, to extend the Offer from time to time until the closing of the Acquisition (as defined in the Offer to Purchase).

          4. The Offer is being made as part of a series of transactions that are expected to result in (a) the acquisition by Presley Homes, a California corporation ("Presley Homes") and a wholly owned subsidiary of the Company, of substantially all of the real estate and related assets and liabilities of William Lyon Homes, Inc. ("WLHI"), a California corporation owned by the Purchasers, (b) the purchase by the Purchasers of outstanding Series A Shares pursuant to the Offer and the purchase by WLHI (or one or more of its affiliates) of outstanding shares of the Company's Series B Common Stock ("Series B Shares") pursuant to the Series B Stock Purchase Agreements, each as described in the Offer to Purchase, such that following such purchases, the Purchasers and their affiliates own up to 49.9% of the outstanding Common Stock of the Company, and (c) the merger of the Company with and into Presley Merger Sub, Inc., a newly-formed Delaware corporation and a wholly owned subsidiary of the Company (the "Merger").

          5. The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn, prior to the expiration of the Offer, at least 1,989,180 Series A Shares, subject to adjustment as described in the Offer to Purchase (the "Minimum Condition"), (b) WLHI (or one or more of its affiliates) continuing to have, as of the expiration of the Offer, the legally enforceable right to purchase Series B Shares pursuant to each of the Series B Stock Purchase Agreements, (c) the consummation of the Acquisition pursuant to the Purchase Agreement (as defined in the Offer to Purchase), and (d) approval of the Merger by holders of a majority of the outstanding Series A Shares and Series B Shares voting together as a single class.

          6. A Special Committee of independent members of the Board of Directors of the Company has unanimously determined that the Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders, and in furtherance of the transactions contemplated by the Purchase Agreement, has recommended that holders of Series A Shares (other than the Purchasers and certain holders of Series B Shares) accept the Offer and tender their Series A Shares pursuant to the Offer; provided, however, that such holders of Series A Shares should consult with their financial and tax advisors prior to tendering their Series A Shares in the Offer.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Series A Shares by the Purchaser pursuant to the Offer.

     Payment for Series A Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) Series A Share certificates or timely confirmation of the book-entry transfer of such Series A Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer) in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Series A Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Series A Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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     If you wish to have us tender any or all of your Series A Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Series A Shares, all such Series A Shares will be tendered unless otherwise specified on the instruction form contained in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

                                       -3-
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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
          UP TO 10,678,792 OUTSTANDING SHARES OF SERIES A COMMON STOCK

                                       OF

                             THE PRESLEY COMPANIES

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 7, 1999 and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the offer by William Lyon and William H. Lyon (together, the "Purchasers") to purchase up to 10,678,792 outstanding shares of Series A Common Stock, par value $.01 per share (the "Series A Shares"), of The Presley Companies, a Delaware corporation, at a price equal to $0.655 per Series A Share, net to the tendering stockholder in cash.

     This will instruct you to tender to the Purchasers the number of Series A Shares indicated below (or, if no number is indicated below, all Series A Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Series A Shares to be Tendered*:
------------------------------------------------------------
Dated: ______________________________, 1999
                                   SIGN HERE
Signature(s):
--------------------------------------------------------------------------------
Print or Type Name(s):
--------------------------------------------------------------------------------
Print or Type Address(es):
-------------------------------------------------------------------------------
Area Code and Telephone Number(s):
------------------------------------------------------------------
Taxpayer Identification or Social Security Number(s):
-------------------------------------------------

[ ] Indicate in this box the order (by certificate number) in which Series A
    Shares are to be purchased in event of proration. (Attach additional list if necessary)**
  See Instruction 8 to the Letter of Transmittal.
    Shares:  1st:________ 2nd:________ 3rd:________ 4th:________ 5th:________
---------------

* Unless otherwise indicated, it will be assumed that all Series A Shares held by us for your account are to be tendered.

** If you do not designate an order, in the event that less than all the Series
   A Shares tendered are purchased due to proration, Series A Shares will be selected for purchase by the Depositary. See Instruction 8 to the Letter of Transmittal.

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